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                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


        This Asset Purchase Agreement (this "Agreement") is made and entered into as of February 17, 1999 by and among Plastron Industries, Inc., a Delaware corporation ("Buyer"), Plastron Industries, L.P., a Delaware limited partnership ("Seller"), Summa Industries, a Delaware corporation and the parent of Buyer ("Parent"), and Plastron Management, Inc., an Illinois corporation and the general partner of Seller ("PMI").


                                    RECITALS

        WHEREAS, Seller is engaged in the business of manufacturing precision thermoplastic parts for wound electronic components such as transformers, relays and coils, often referred to as "bobbins," and conducting related molding and insertion operations at its facilities in Bensenville, Illinois (collectively, the "Business");

        WHEREAS, Seller owns all of the Transferred Assets (as defined in Section 1.1), which Transferred Assets are used or useful in the conduct of the Business; and

        WHEREAS, Seller, with the assistance of PMI, desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, the Transferred Assets and the Assumed Obligations (as defined in Section 1.2) on the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth herein and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                           SALE AND TRANSFER OF ASSETS

        1.1 Transferred Assets. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 2.5), Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, assume and acquire from Seller, all of the assets, properties and rights of Seller of every kind, character and description used or useful in the conduct of the Business, whether tangible or intangible and wherever located, as of the Closing Date (as defined in Section 2.5) (collectively referred to herein as the "Transferred Assets"), including, without limitation, the following Transferred Assets (of which each item with a fair market or net book value in excess of $100 under subsections (a) through (c) below is described in detail in the "Transferred Assets Schedule" attached hereto as Schedule 1.1):

        (a) All real property, buildings, structures, fixtures and leasehold and other improvements;

        (b) All machinery, equipment, vehicles, tooling, molds, cranes, tables, spare parts and tools;

        (c) All office supplies and equipment, computers, maintenance supplies and other similar items;

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        (d) All inventories;

        (e) All accounts and notes receivable;

        (f) All prepaid assets other than prepaid insurance;

        (g) All of Seller's right, title and interest in and to those contracts and agreements (including proprietary agreements with suppliers) set forth on
Schedule 1.1(g), and all right, title and interest in and to purchase or sales orders, quotes or commitments related to the Transferred Assets or the Business, whether written or oral;

        (h) Copies of all of Seller's books, records, accounts, correspondence, production records, employment, payroll, personnel and workers' compensation records, environmental control records and any other documents relating to the Transferred Assets or the Business;

        (i) All of Seller's rights under any and all express or implied warranties from Seller's suppliers with respect to the Transferred Assets, to the extent such warranties are transferable by Seller;

        (j) All of Seller's right, title and interest in and to patents, trademarks, service marks, trade names and all variants thereof, copyrights, inventions, customer lists, trade secrets (including processes and software programs), registrations and applications therefor and works in progress, and past, present and future causes of action and remedies therefor, including those set forth on Schedule 3.11;

        (k) All of Seller's right, title and interest in computer programs to the extent assignable, and other intangibles owned or used by Seller relating to the Transferred Assets or the Business and all of the related goodwill;

        (l) All claims as to which Seller is a judgment creditor; and

        (m) To the extent assignable, all of Seller's licenses, permits and governmental authorizations relating to the Transferred Assets or the Business.

        1.2 Retained Assets. Notwithstanding the terms of Section 1.1, the following assets (collectively, the "Retained Assets") shall be retained by Seller and or its affiliates, and shall not be sold, transferred or assigned to
Buyer:

        (a) All cash and cash equivalents of Seller received prior to the Closing Date, including the bank accounts of Seller which constitute an asset of the Business;

        (b) All minutes books and other ownership records of Seller;

        (c) Such licenses, permits or other certificates of authority which, by their terms, are not assignable;

        (d) All insurance policies of Seller obtained in connection with the Business and all rights of Seller under and arising out of such insurance policies, including right to receive dividends and refunds of prepaid insurance; provided that, Seller shall deliver copies of all such policies to Buyer and shall use best efforts to assist Buyer in obtaining reimbursement under such policies following the Closing for claims that may be covered thereunder;

        (e) Rights to receive refunds with respect to any and all taxes paid by Seller in connection with the Business, including interest thereon;

        (f) Rights to receive payment from the promissory note from Ms. Alice Buechele;

        (g) Any rights under that certain Asset Purchase Agreement dated September 15, 1997, by and between Plastron Corp., an Illinois corporation, Seller, Phyllis G. Linning and Laura A. Linning and all documents executed in connection therewith; provided that, at Buyer's request, Seller will use reasonable efforts to enforce the representations and warranties and noncompetition agreements contained therein against the other parties thereto; and

        (h) Any rights of Seller under this Agreement and any related agreement.

        1.3 Customer Assets. Notwithstanding the terms of Section 1.1, Seller shall sell, convey, assign and transfer only such rights as it may have at the Closing, if any, to those molds, toolings and inserts used in the Business which are owned by customers of Seller ("Customer Assets").

        1.4 Assumed Obligations. Effective as of the Closing Date, Buyer and Parent shall assume and shall thereafter pay, discharge or perform in the ordinary course the following (collectively, the "Assumed Obligations"):

        (a) Those trade payables and accrued obligations incurred by Seller in the ordinary course of business on or before the Closing Date and, unless not known, set forth on the Assumed Obligations Schedule attached hereto as Schedule 1.4;

        (b) Seller's obligations arising under those contracts and agreements included in the Transferred Assets as set forth on Schedule 1.1(g) and under those purchase or sales orders, quotes or commitments which constitute the Transferred Assets or the Business, whether written or oral;

        (c) Liabilities and obligations of the Business with respect to any claims, grievances, lawsuits, arbitrations or other legal proceedings for product liability occurrences on or after the Closing Date;

        (d) Liabilities and obligations of the Business with respect to any claims, grievances, lawsuits, arbitrations or other legal proceedings for claims for product warranty made on or after the Closing Date, regardless of when such products were manufactured or sold, and for liability for recalls on or after the Closing Date; and

        (e) Those additional obligations, if any, listed on Schedule 1.4. Other than the Assumed Obligations, Buyer shall not assume or be obligated to pay, discharge or perform any liability or obligation of Seller, whether direct or indirect, known or unknown, absolute or contingent, and all such liabilities and obligations shall remain with Seller.

        1.5 No Other Debts, Obligations or Liabilities Assumed. Buyer and Parent do not assume and shall not be liable for, and Seller and PMI shall indemnify Buyer and Parent pursuant to Article IX


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against, any debts, obligations or liabilities of Seller or PMI of any nature whatsoever other than the Assumed Obligations (the "Retained Obligations").

                                   ARTICLE II

                           PURCHASE PRICE AND PAYMENT

        2.1 Purchase Price. In exchange and as consideration for the Transferred Assets and in full payment of the purchase price therefor, Parent shall cause Buyer to pay, and Buyer shall pay, in the manner provided in Section 2.3, an aggregate purchase price of Twenty Million Dollars ($20,000,000.00), subject to adjustment pursuant to the terms of Section 2.4 below and the exercise of Buyer's and Parent's indemnification rights set forth in Article IX (the "Purchase Price").

        2.2 Allocation of Purchase Price. The parties shall allocate the Purchase Price for tax purposes amongst the Transferred Assets as set forth on
Schedule 2.2. The parties shall file their respective tax returns in accordance with such allocation and shall not take any position or action inconsistent with such allocation.

        2.3 Payment of Purchase Price. The Purchase Price shall be paid as follows:

        (a) At the Closing, Parent shall cause Buyer to pay, and Buyer shall pay to Seller in cash, by wire transfer of immediately available funds, the aggregate amount of Nineteen Million Dollars ($19,000,000.00); and


        (b) At the Closing, Parent shall execute and deliver to Seller a four-year warrant exercisable for the purchase from time to time of 200,000 shares of the Common Stock, $.001 par value, of Parent at an exercise price of $11.75 per share, containing one demand registration right on Form S-3, transferable in its entirety, and containing such other terms and conditions as are mutually acceptable to the parties (the "Warrant").

        (c) At the Closing, Parent shall cause Buyer to deliver, and Buyer shall deliver to American National Bank and Trust Company of Chicago ("Escrow Agent") by wire transfer of immediately available funds, the aggregate amount of One Million Dollars ($1,000,000.00) (the "Escrow Funds"). The Escrow Funds shall be held in escrow pursuant to the terms and conditions of an escrow agreement in the form attached hereto as Exhibit A (the "Escrow Agreement").

        2.4 Working Capital Adjustment.

        (a) The Purchase Price shall be subject to a one-time adjustment (the "Adjustment") to reflect the amount by which Seller's Working Capital (as defined in subsection (c) below) at Closing is greater or less than One Million Eight Hundred and Fifty Thousand Dollars ($1,850,000.00) ("Minimum Working Capital"). If Working Capital at Closing is greater than Minimum Working Capital, the Purchase Price shall be increased by the amount of such excess by deposit of the excess amount into the Escrow Fund by Buyer, and if Working Capital is less than Minimum Working Capital at Closing, the Purchase Price shall be reduced by the amount of such shortfall by removal of the shortfall amount from the Escrow Fund by Buyer.

        (b) Buyer shall initially calculate the Adjustment and, within ninety
(90) days of the Closing Date, deliver to the Seller (collectively, the "Adjustment Notice"): (i) a written report setting forth the amount of the Adjustment, the Working Capital and the components thereof in reasonable detail and (ii) copies of the work papers, schedules and other documents prepared by Buyers and its accountants in connection with its determination of the Working Capital and the Adjustment. From and after the date of delivery of the Adjustment Notice, Buyer shall give Seller and its accountants such assistance and access to the books and records of Buyer as Seller and its accountants shall reasonably request during normal business hours in order to enable them to evaluate Buyer's determination of the Working Capital and the Adjustment.

        (c) Within thirty (30) days following the delivery of the Adjustment Notice, Seller shall deliver to Buyer a notice of objection (an "Objection Notice") or a notice of acceptance (an "Acceptance Notice") with respect to the amount of the Working Capital and the Adjustment set forth in the Adjustment Notice. If an Acceptance Notice is delivered to Buyer or if no Objection Notice is delivered to Buyer within such thirty (30) day period, the Adjustment as set forth in the Adjustment Notice shall be final and binding on the parties. Any Objection Notice shall specify in reasonable detail the components of the Working Capital disputed and shall describe in reasonable detail the basis for the objection and all information in the possession of Seller which forms the basis thereof, as well as the amount in dispute. If an Objection Notice is given, the parties shall attempt to reach a resolution of the dispute during the twenty (20) day period following delivery of the Objection Notice. If the parties are unable to reach agreement within such period, any unresolved disputed items shall be promptly referred to a mutually acceptable accounting firm (the "Unrelated Accounting Firm"). The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues with respect to the Working Capital and the Adjustment as promptly as practicable and to resolve only those issues of dispute set forth in the Objection Notice. If unresolved disputed issues are submitted to the Unrelated Accounting Firm, Buyer and Seller will each furnish to the Unrelated Accounting Firm such work papers, schedules and other documents relating to the unresolved disputed issues as the Unrelated Accounting Firm may request. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Accounting Firm shall be borne by Buyer and Seller based on the inverse proportion of the respective percentages of the dollar value of unresolved disputed issues determined in favor of Seller and Buyer.

        (d) "Working Capital" shall mean, as of 12:01 a.m. on the Closing Date, the difference between those Transferred Assets which are recorded as current assets in accordance with generally accepted accounting principles ("GAAP") and consistent with Seller's past practices (offset by reserves in accordance with GAAP and consistent with Seller's past practices but not less than those recorded on the Balance Sheet (as defined below)) and those Assumed Obligations which are recorded as current liabilities in accordance with GAAP and consistent with Seller's past practices.

        2.5 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on March 1, 1999 or as soon thereafter as possible upon satisfaction of the conditions set forth in Article VII (the "Closing Date"), at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Chicago, Illinois, or at such other date, time and place as may be mutually agreed upon in writing by the parties. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed. The Closing shall be deemed to have taken place at12:01 a.m. CST on the Closing Date. At the Closing:

        (a) Parent shall cause Buyer to pay, and Buyer shall pay to Seller the portion of the Purchase Price set forth in Section 2.3(a) and (b);

        (b) Parent shall cause Buyer to deliver, and Buyer shall deliver to the Escrow Agent the portion of the Purchase Price set forth in Section 2.3(c); and


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        (c) Seller shall execute and deliver to Buyer a General Instrument of
Conveyance, Transfer and Assignment in the form attached hereto as Exhibit B and all such other instruments and documents of conveyance and assignment as are requested by Buyer to vest in Buyer title to the Transferred Assets. Buyer and Parent shall execute and deliver to Seller an Assumption Agreement in the form attached hereto as Exhibit C, and Seller, Buyer, Parent and PMI shall execute and deliver officers' certificates regarding the representations, warranties and covenants contained herein.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF SELLER AND PMI

        Seller and PMI hereby jointly and severally represent and warrant to Buyer and Parent as follows:

        3.1 Organization and Qualification - Seller. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary. Seller has the requisite partnership power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted Seller's partnership agreement, as amended to date, is in full force and effect. Seller is not in default in any material respect in the performance, observation or fulfillment of any provision of its partnership agreement.

        3.2 Organization and Qualification - PMI. PMI is the general partner of Seller and is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary. PMI has the requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. PMI is not in default in any material respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

        3.3 Ownership. Other than as relates to the Business, Seller does not own any assets or conduct any operations.

        3.4 Authority Relative to this Agreement. Each of Seller and PMI has all requisite power and authority to execute and deliver this Agreement and all related agreements and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all related agreements and the consummation of the transactions contemplated hereby on the part of Seller and PMI has been duly and validly authorized and no other proceedings on the part of Seller or PMI are necessary, as a matter of law or otherwise, to authorize this Agreement, the related agreements or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Seller and PMI and, assuming this Agreement constitutes a valid and binding obligation of Buyer, this Agreement constitutes a valid and binding agreement of Seller and PMI, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity. The undersigned representative of PMI has been specifically authorized to execute this Agreement and all related agreements and to consummate the transactions contemplated hereby on behalf of Seller by a requisite vote of the partners of Seller, if necessary.

        3.5 Consents and Approvals; No Violation. Except as set forth on
Schedule 3.5, the execution and delivery of this Agreement and any related agreements by Seller and PMI, the consummation of the transactions contemplated hereby and/or the performance by Seller and PMI of their obligations hereunder will not:

        (a) conflict with any provision of the partnership agreement, articles of incorporation, bylaws or other organizational documents of Seller or PMI;

        (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority;

        (c) conflict with, result in the breach of or constitute a default (or give rise to any right of termination, cancellation or acceleration or guaranteed payments) under any of the terms, conditions or provisions of any material note, lease, mortgage, license, agreement or other instrument or obligation to which Seller and/or PMI is a party or by which Seller and/or PMI or any of their assets may be bound, including the Business, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing;

        (d) conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation; or

        (e) result in the creation of any lien, charge or encumbrance upon any of the Transferred Assets.

        3.6 Financial Statements. The audited balance sheet of Seller as of December 31, 1998 (the "Balance Sheet") and the related audited statements of income and cash flows for the twelve-month period then ended (collectively, the "Financial Statements") are attached hereto as Schedule 3.6. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period indicated, and present fairly in all material respects the financial position of Seller as of the end of such fiscal year and the results of operations and cash flows for such year. From and after the date hereof until the Closing, PMI shall cause Seller to deliver to Buyer, within fifteen (15) days after each month end, monthly unaudited balance sheets and income statements which, at the time they are delivered to Buyer, will present fairly in all material respects the assets and liabilities and results of operations of Seller as of their respective dates.

        3.7 Absence of Certain Changes. Except as set forth on Schedule 3.7, since December 31, 1998, (i) Seller has conducted its business only in, and since such date, has not engaged in any transaction other than according to, the ordinary and usual course of such business, and, (ii) there has not been (a) any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on the financial condition, business, prospects, properties or results of operations of either Seller, the Business or the Transferred Assets (a "Material Adverse Change"); (b) any material change by Seller in accounting principles, practices or methods; (c) any labor dispute or difficulty which is reasonably likely to result in any Material Adverse Change, and to the Knowledge of Seller, no such dispute or difficulty is now threatened;
(d) any asset material to the Business sold or disposed of (except inventory sold in the ordinary course of business), or any material asset mortgaged, pledged or subjected to any lien, charge or other encumbrance; (e) any increase in excess of $10,000, individually or in the aggregate, in the compensation payable or which could become payable by Seller to employees, distributors, dealers or sales representatives of the Business;
(f) any amendment by Seller of any employee benefit plan; (g) any indebtedness incurred by Seller with respect to the Business, except for indebtedness that will be repaid in full by Seller prior to the Closing; (h) any loan made or agreed to be made by Seller with respect to the Business, nor has Seller become liable or agreed to become liable as a guarantor with respect to any such loan; or (i) any waiver by Seller of any right or rights of material value related to the Business.

        3.8 Absence of Undisclosed Liabilities. Seller and the Business has and will have no indebtedness, obligations or liabilities, whether accrued, absolute, contingent or otherwise and whether due or to become due, known or unknown, as of date of the Balance Sheet and as of the Closing Date, which are not reflected or reserved for in the Balance Sheet or set forth on Schedule 3.8.

        3.9 Title to Assets. Each Transferred Asset of the type set forth in
Section 1.1(a) to 1.1(f) with a fair market or net book value in excess of $100 is set forth and described in detail on Schedule 1.1. Seller has and at Closing will have good and marketable title to all Transferred Assets. The Transferred Assets constitute all of the assets and interests in assets that are owned or used in the conduct of the Business as currently being conducted, other than leased or licensed assets set forth on Schedule 3.9, the Retained Assets and the Customer Assets. All of the Transferred Assets will be conveyed to Buyer free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, leases, security interests, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions or any other adverse claims or rights whatsoever (collectively, "Liens"), other than (i) those items set forth on Schedule 3.9, (ii) liens for property taxes not yet due and payable, (iii) rights of customers with respect to work-in-process under orders or contracts entered into in the ordinary course of business, and (iv) immaterial imperfections of title, easements, restrictions, rights of way and encumbrances (collectively, "Permitted Liens"). Seller has the absolute and unrestricted right, power, authority and capacity to transfer the Transferred Assets to Buyer and, upon the Closing, Buyer will acquire from Seller legal and beneficial ownership of, good and valid title to, the Transferred Assets, free from any Lien other than Permitted Liens. At the Closing, except as set forth on Schedule 3.9, none of the Transferred Assets will be subject to any leasing arrangement. Except for partnership interests in Seller, no partner, agent, owner or employee of Seller, nor any spouse, child, sibling or other relative of any of these persons, owns or has any interest, directly or indirectly, in any of the Transferred Assets.

        3.10 Real Property. Set forth in Schedule 3.10 is a complete and accurate description of each parcel of real property owned by and/or occupied by Seller, including any easement, covenants, rights of way or similar restrictions (collectively the "Real Property"), and, except as set forth in Schedule 3.10, Seller does not lease, sublease, own nor occupy any other real property nor is any other real property used in or related to the Business. Except as indicated in Schedule 3.10:

        (a) Seller has, and at the Closing Date will have, good and marketable fee simple absolute title in and to all Real Property owned by it, free and clear of all title defects, mortgages, pledges, security interests, easements, conditional sales agreements, liens, restrictions or encumbrances whatsoever other than Permitted Liens;

        (b) Seller does not lease any Real Property, nor is any leased Real Property used in the Business;

        (c) Each of the buildings and all fixtures and improvements located on the Real Property are in good operating condition, ordinary wear and tear excepted;

        (d) Seller has not received any notice, nor is it aware, that any of the buildings, structures or other improvements erected on the Real Property, or the present use thereof, (i) do not conform in all respects with all applicable zoning and building laws (or does not constitute a legal nonconforming use), ordinances, regulations or other laws and applicable deed restrictions, or (ii) encroach on property of others;

        (e) Seller has not received any written or oral notice of any pending
(i) change of such zoning and building laws, ordinances, regulations or other laws affecting any of such properties, or (ii) condemnation of any such properties; and

        (f) Seller has not received any notice from any municipal body or other public authority requiring work to be done or improvements to be made upon any of the Real Property and has no Knowledge of the enactment or adoption of any ordinance or resolution by any such body or authority authorizing work or improvements for which any of the Real Property may be assessed.

        3.11 Intellectual Property.

        (a) Except as set forth on Schedule 3.11, Seller does not have any right, title or interest in any Intellectual Property (as defined below) and no such Intellectual Property is necessary for or used in the Business as now conducted. With respect to registered patents and trademarks, Schedule 3.11 contains a list of all jurisdictions in which such patents and trademarks are registered or applied for and all registration and application numbers.

        (b) "Intellectual Property" includes United States and foreign inventions, invention disclosures, patents, inventors' certificates, utility models, trademarks, service marks, trade names, copyrights, mask work registrations, trade secrets (including processes and software programs), registrations and applications therefor and works in progress, and past, present and future causes of action and remedies therefor, customer lists and proprietary arrangements with vendors of Seller.

        (c) Except as disclosed on Schedule 3.11, Seller owns or has the unrestricted right to use, free and clear of any rights of others and without payment to any other party, the Intellectual Property listed on such Schedule 3.11, and the consummation of the transactions contemplated hereby will not alter or impair any such items nor the right of the Business to use such items.

        (d) Except as disclosed on Schedule 3.11, Seller has not received any communications alleging that Seller has violated any other person's Intellectual Property rights or has engaged in unfair competition against such person. Except as disclosed on Schedule 3.11, to the Knowledge of Seller, Seller does not now infringe or misappropriate any third party's Intellectual Property rights and does not have any liability for any past infringement or misappropriation. Except as disclosed on Schedule 3.11, no dispute or disagreement involving Seller exists or is, to the Knowledge of Seller, threatened with regard to any third party's Intellectual Property rights, including any allegation of Intellectual Property infringement or misappropriation or of any breach or default of an Intellectual Property license or similar agreement.

        (e) To Seller's Knowledge, (i) no third party is now infringing or misappropriating any Intellectual Property rights of Seller or the Business, and
(ii) there has not been any past such infringement or misappropriation.

        3.12 Accounts Receivable. The accounts receivable reflected on the Balance Sheet constituted all accounts receivable of the Business as of the date thereof, other than accounts receivable fully written off as uncollectible as of such date in accordance with consistently applied prior practice, except as may be reserved on the Balance Sheet. All such accounts receivable arose from valid sales made (as opposed to consignments) or services rendered in the ordinary course of business, and are not subject to any return privileges, set-off or counterclaim, except as may be reserved on the Balance Sheet. Except as disclosed on Schedule 3.12 hereto, such accounts receivable have been collected in full since the date of the Balance Sheet or remain valid, binding and legally enforceable obligations at their full respective amounts (net of allowance for doubtful accounts established in accordance with consistently applied prior practice). All accounts receivable created after the date of the Balance Sheet up to the Closing will arise from valid transactions in the ordinary course of business, and will be valid, binding and legally enforceable obligations at their full respective amounts (net of the allowance for doubtful accounts established with consistently applied prior practice).

        3.13 Inventories. Seller has good and marketable title to all of its inventories of raw materials, work-in-process and finished goods, free and clear of all Liens, other than Permitted Liens. Except to the extent reserved for on the Balance Sheet, all such inventories (i) consist of items that are usable in the ordinary course of business for an amount at least equal to the book value thereto, and (ii) represent quantities, individually and in the aggregate, not in excess of eighteen month's requirements for the Business as currently conducted.

        3.14 Contracts. Neither Seller nor the Business has any contract, agreement, obligation or commitment, written or oral, expressed or implied, which was not incurred in the ordinary course of business, or involves a commitment or liability in excess of $10,000, or is for a term of more than one year or whose terms do not permit cancellation without liability on 30 days' notice or less (other than obligations which are included in accounts payable), and has no union contracts, employee, representative or consultant contracts, loan, credit or other financing agreements, inventory flooring arrangements, debtor or creditor arrangements, security agreements, licenses, franchise, manufacturing, distributorship or dealership agreements, leases, or bonus, health or stock option plans, except for those described in Schedule 3.14 hereto (collectively, the "Contracts"), copies of all of which have been delivered to Buyer prior to the execution hereof. As of the date hereof, there exists no circumstances on Seller's part and, to Seller's Knowledge, on the part of any third party, which would affect the validity or enforceability of any such Contracts in accordance with their respective terms. Seller has performed and complied in all material respects with all obligations required to be performed to date under, and is not in default (without giving effect to any required notice or grace period) under, or in breach of, the terms, conditions or provisions of any Contract. Except for consents to assignment required as set forth on Schedule 3.5, the validity and enforceability of each Contract described herein has not been and shall not in any manner be affected by the execution and delivery of this Agreement or any related agreement or the consummation of the transactions contemplated hereby. Neither Seller nor the Business has any customer sales contract which in the ordinary course would require future expenditures (including internal costs and overhead) in excess of reasonably anticipated receipts.

        3.15 Employee and Labor Matters.

        (a) Employee. Except as set forth in Schedule 3.15 hereto, no partner, stockholder, director, officer or employee of Seller or PMI is presently a party to any transaction involving the Business, including without limitation any contract, loan or other agreement or arrangements providing for the furnishing of services by, the rental of real or personal property from or to, or otherwise requiring loans or payments to, any such partner, stockholder, director, officer or employee, or to any member of the family of any of the foregoing, or to Seller's and PMI's Knowledge, to any corporation, partnership, trust or other entity in which any partner, stockholder, director, officer or employee or any member of the family of any of them has a substantial interest or is a partner, officer, director, trustee, or employee. There is set forth in Schedule 3.15 a list showing (i) the name, title, date and amount of last compensation increase, and aggregate compensation, including amounts paid or accrued pursuant to any bonus, pension, profit sharing, commission, deferred compensation or other plans or arrangements in effect as of the date of this Agreement, of each officer or employee of the Business whose salary and other compensation, in the aggregate, received or accrued is at an annual rate (or aggregated for the most recently completed fiscal year) in excess of $40,000, as well as any written or oral employment and/or severance agreements relating to any such persons; (ii) a description of any and all bonus, pension, profit sharing, commission, deferred compensation, retirement, savings, thrift, severance, performance, vacation, holiday, medical, disability life or other welfare, retiree welfare plan or policy or other plans or arrangements in effect for any employees of the Business as of the date of this Agreement, except as may be set forth in
Schedule 3.16 (ERISA Plans); (iii) a description of any noncompetition or similar agreements to which Seller or the Business or any general partner, officer or employee of either is a party; (iv) all powers of attorney from Seller or the Business to any person or entity; and (v) the name of each person or entity authorized to borrow money or incur or guarantee indebtedness on behalf of Seller or the Business. Seller has delivered to Buyer copies of all written personnel policies, including without limitation vacation, severance, bonus, profit sharing and commission policies, applicable to any employees of the Business. To Seller's Knowledge, all current employees of Seller are legally entitled to work in the United States, and Seller has retained all required documentation in its records related thereto. Except as set forth on Schedule 3.15, neither the execution and delivery of this Agreement by Seller or PMI, nor the consummation by either of any of the transactions contemplated hereby, or compliance by Seller and PMI with any of the provisions hereof, shall create any obligation or liability on the part of the Business under any bonus, profit sharing, deferred compensation or other plan or arrangement in effect as of the date of this Agreement and the Closing Date.

        (b) Labor. Except as set forth on Schedule 3.15, none of the facilities or operations of Seller or the Business has been the subject of any strike, work stoppage, boycott, union organizational effort, unfair labor practice charge or employment discrimination charge; and, to the Knowledge of Seller and PMI, no such action is pending or threatened.

        3.16 ERISA Plans.

        (a) Each employee pension benefit plan, program, agreement or arrangement maintained or contributed to by Seller or PMI and related in any manner to the Business or the Transferred Assets ("Plan") which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), if any, is set forth on Schedule 3.16 and such Plan(s) conform in all material respects to all applicable federal laws; no liability under ERISA or the Internal Revenue Code of 1986, as amended (the "Code") has been or will be incurred by Seller or PMI with respect to any Plan (other than for benefits under such Plan); full payment has been made of all amounts required to have paid as contributions to such Plan(s); the cost of providing all retirement and post-termination benefits has been properly accrued and is reflected in the Financial Statements in accordance with GAAP, including without limitation, Statements of Financial Accounting Standards 87, 106 and 112; there is not in the aggregate any accumulated funding deficiency with respect to such Plan(s); and the current value of accrued benefits of each such Plan(s) does not exceed the current value of such Plan's' assets.

        (b) Seller has provided Buyer with copies of the following documents relating to Plans, or any other plan terminated by Seller during its existence, which are subject to ERISA: (i) copies of the plan documents and all amendments relating thereto; (ii) the most recent Form 5500 filed with respect to such plans, including all schedules and attachments relating thereto; (iii) where applicable, the most recent determination letters received with respect thereto from the Internal Revenue Service; (iv) the most recent financial statements and actuarial reports, where applicable, prepared with respect to such plans; and (v) copies of all correspondence with the Internal Revenue Service, Pension Benefit Guaranty Corporation, Department of Labor, or any other governmental agency regarding any pending dispute or any pending or threatened audit or investigation relating to any such plan.

        3.17 Permits. Seller holds all permits, licenses, franchises, certificates and authorizations that are required by any governmental agency to permit it to conduct the Business as now conducted, and all such permits, licenses, franchises, certificates and authorizations are valid and in full force and effect. To Seller's Knowledge, no suspension, cancellation or termination of any of such permits, licenses, franchises, certificates and authorizations is threatened or imminent.

        3.18 Taxes. Except as set forth on Schedule 3.18:

        (a) Seller, PMI and PMI's stockholders ("Filers") have timely filed all returns, declarations, reports, or information returns or statements relating to Taxes (as defined below) with respect to the Business or the Transferred Assets, including any schedule or attachment thereto and including any amendment thereof ("Tax Returns") that are required to be filed under federal, state, local or foreign law. All such Tax Returns were complete in all material respects. All Taxes owed by Filers with respect to the Business (whether or not shown on any of said Tax Returns) have been paid for all periods for which Tax Returns have been filed. Neither the Business, Seller nor PMI is currently the beneficiary of any extension of time within which to file any Tax Return. To the Knowledge of Seller and PMI, no outstanding claim has been made by any authority in a jurisdiction where Filers do not file Tax Returns that Seller, the Business or the Transferred Assets may be subject to taxation by that jurisdiction.

        (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

        (c) There is no dispute or claim concerning any Tax liability relating in any manner to the Business either (i) claimed or raised by any authority or
(ii) as to which Seller or PMI has Knowledge based upon personal contact or correspondence with any agent of such authority. Seller has provided to Buyer all federal, state, local and foreign Tax Returns filed with respect to Seller or the Business for taxable periods ended on or after December 31, 1997, and has disclosed to Buyer those of such Tax Returns, if any, that have been audited, and those of such Tax Returns, if any, that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Seller with respect to Seller or the Business since December 31, 1997.

        (d) Seller has not waived in writing any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency pertaining to it, which waiver or extension is still in effect.

        (e) For purposes of this Agreement, "Tax" or "Taxes" means any federal, state, county, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        3.19 Litigation. Except as set forth on Schedule 3.19, there is no claim, action or proceeding pending or, to Seller's Knowledge, threatened against or relating to Seller, PMI, the Business or any of the Transferred Assets before any federal, state, municipal or other governmental department, commission, court, board, bureau, agency, instrumentality or other person acting in an adjudicative capacity, domestic or foreign. To the Knowledge of Seller and PMI, there is no basis for any claim, action or proceeding against or relating to Seller, PMI, the Business or the Transferred Assets. Neither Seller, nor, to the Knowledge of Seller or PMI, any employee of Seller, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other governmental or regulatory authority from engaging in or continuing any conduct or practice in connection with the Business or the Transferred Assets nor, to the Knowledge of Seller or PMI, is any employee of Seller or PMI under investigation by any governmental or regulatory authority. There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Seller or PMI to take any action of any kind with respect to the Business or the Transferred Assets. Except as set forth in
Schedule 3.19, to their Knowledge, neither Seller, PMI nor the Business have, since September 20, 1997, been threatened with any action, suit, proceedings or claim (including actions, suits, proceedings or claims where its liabilities may be adequately covered by insurance) for personal injuries allegedly attributable to products sold or services performed by the Business asserting a particular defect or hazardous property in any of products of the Business, services or business practices or methods, nor has Seller, PMI or the Business been a party to or threatened with proceedings brought by or before any federal or state agency; and Seller and PMI have no Knowledge of any defect or hazardous property, claimed or actual, in any such product, service, business practice or method, except as reserved for in the Balance Sheet. Neither Seller, PMI nor the Business is subject to any voluntary or involuntary proceeding under the United States Bankruptcy Code and neither has made an assignment for the benefit of creditors.

        3.20 Compliance with Applicable Laws. Seller holds, and has at all times held, all licenses, permits and authorizations then necessary for the lawful conduct of the Business, as now conducted and all such licenses, permits and authorizations are valid and sufficient for all business now conducted by Seller. Seller has complied with, and is in material compliance with, all applicable laws, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority relating to the operation and conduct of the Business and its properties, and, since September 20, 1997, there have not been and are not any material violations of any such law, order, rule or regulation, existing or, to Seller's Knowledge, threatened. Except as set forth on Schedule 3.20, Seller and PMI have not received any notice from any authority or person that the Business has been or is being, conducted in violation of any applicable zoning regulation or order, or other law, order, regulation or requirement relating to the operation of its business or to its properties.

        3.21 Environmental Matters.

        (a)    Except as set forth on Schedule 3.21 hereto:

               (i) Seller and the Business have complied with all applicable Environmental Laws;

               (ii) The Property (including soils, groundwater, surface water, buildings or other structures) is not contaminated with any Hazardous Substances that may subject Seller, Buyer, the Business or the Transferred Assets to liability under any Environmental Law;

               (iii) All properties formerly owned or operated by the Seller are not contaminated with Hazardous Substances that may subject Seller, Buyer, the Business or the Transferred Assets to liability under any Environmental Law;

               (iv) Neither Seller nor the Business are subject to liability under any Environmental Law for any Hazardous Substance disposal or contamination on any third party property;

               (v) Neither Seller nor the Business have caused or contributed to any release or threat of release of any Hazardous Substance that may subject Seller, Buyer, the Business or the Transferred Assets to liability under any Environmental Law;

               (vi) Seller has not received any notice, demand, letter, claim or request for information alleging that Seller or the Business may be in violation of, or liable under, any Environmental Law;

               (vii) Neither Seller nor the Business are subject to any orders, decrees, injunctions or other arrangements with any governmental entity, nor subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances;
               (viii) There are no circumstances or conditions involving Seller or the Business that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any of Property pursuant to any Environmental Law; and

               (ix) The Property has not and does not contain any underground storage tanks, asbestos-containing material (other than materials incidentally used in Seller's buildings which, at Closing, are not exposed), lead-based products (other than materials incidentally used in Seller's buildings which, at Closing, are not exposed), halogenated solvents or polychlorinated biphenyls.

        (b) "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, or treaty; all judicial administrative, and regulatory orders, judgments, decrees, permits, and authorizations; and common law relating to: (i) the protection of human health, the environment or natural resources, (ii) the investigation, remediation or restoration of the environment or natural resources, (iii) the handling, use, storage, treatment, disposal, release or threatened release of any Hazardous Substance; or (iv) noise, odor, pollution, contamination, land use, or any injury or threat of injury to persons or property related thereto.

        (c) "Hazardous Substance" means any substance, material or waste that is: (i) listed, classified or regulated in any concentration pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials; or (iii) any other substance, material or waste which may be the subject of regulatory action by any governmental entity pursuant to any Environmental Law.

        (d) "Property" means any real property and improvements owned, leased, used, operated or occupied by Seller or the Business.

        3.22 Relationships with Customers and Suppliers. Except as set forth in
Schedule 3.22, no present customer or substantial supplier to the Business has indicated an intention to terminate or adversely alter its existing business relationship therewith, and Seller and PMI have no reason to believe that any of the present customers of or substantial suppliers to the Business intends to do so.

        3.23 Warranties; Product Returns. Except as described in Schedule 3.23 hereto, Seller does not offer any warranties for its products and services. Seller's warranty reserve reflected in the allowance for doubtful accounts in the Financial Statements is and will be adequate to cover all warranty claims pending as of the date hereof and pending as of the Closing Date. Since September 20, 1997, none of the products manufactured by the Business have been subject to recall.

        3.24 Insurance. Seller maintains insurance with reputable insurance companies on such of its equipment, tools, machinery, inventory and properties as are usually insured by companies similarly situated in the same geographic location and to the extent customarily insured, and maintains products and personal liability insurance, and such other insurance against hazards, risks and liability to persons and property as is customary for companies similarly situated in the same geographic location. Schedule 3.24 sets forth a true and correct list and a general description of all insurance policies of any nature whatsoever maintained by Seller pertaining to the Business, including all policies of life, group medical and/or dental insurance. Such policies will be in full force and effect through the Closing Date and, except as otherwise set forth on Schedule 3.24, such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past five (5) years. Copies of all such policies were made available to Buyer for its inspection. Seller is not in default under any of such policies or binders and has not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion.

        3.25 Bank Accounts. All bank and savings accounts, and other accounts at similar financial institutions, of Seller or relating to the Business are listed in Schedule 3.25 hereto.

        3.26 Broker's Commission or Finder's Fees. Except for Goldsmith, Agio, Helms and Company, no person or entity has acted for Seller and/or PMI in connection with the transactions provided for in this Agreement in a way which would entitle such person to, and no person or entity is entitled to, any broker's commissions or finder's fees (or other similar fees or commissions) in connection with this Agreement. Seller shall be solely responsible for payment of all such commissions and fees.

        3.27 Third Party Benefits. Neither PMI, Madison Capital Partners, nor any other related third party has provided, directly or indirectly, any benefit, service, good or product to the Business other than as has been fully and fairly allocated to Seller and expensed by Seller at fair value in the cost of sales or selling, general and administrative sections of Seller's income statements.

        3.28 Definition of Knowledge. As used in this Agreement, "Knowledge" means, with respect to an entity, such knowledge as would be obtained after reasonable inquiry by the officers or partners of that entity and, with respect to an individual, such knowledge as would be obtained by that individual after reasonable inquiry.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

        Buyer and Parent hereby jointly and severally represent and warrant to Seller and PMI as follows:

        4.1 Organization. Buyer and Parent are corporations duly organized, validly existing and in good standing in the State of Delaware. Buyer and Parent have the requisite corporate power to own, use or lease their respective properties and to carry on their business as such are now being conducted.

        4.2 Authority Relative to this Agreement. Subject only to approval and ratification by Parent's board of directors, Buyer and Parent have all requisite corporate power and authority to execute and deliver this Agreement and any related agreements and to consummate the transactions contemplated hereby. Subject only to approval and ratification by Parent's board of directors, the execution and delivery of this Agreement, any related agreements and the consummation of the transactions contemplated hereby on the part of Buyer and Parent have been duly and validly authorized by Buyer and Parent and no other corporate proceedings on the part of Buyer or Parent are necessary, as a matter of law or otherwise, to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Buyer and Parent and, assuming this Agreement constitutes a valid and binding obligation of Seller and PMI, this Agreement constitutes a valid and binding agreement of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

        4.3 Consent and Approvals; No Violation. The execution and delivery of this Agreement by Buyer and Parent, the consummation of the transactions contemplated hereby and the performance by each of Buyer and Parent of its obligations hereunder, will not:

        (a) conflict with any provision of the certificate of incorporation or bylaws of Buyer or Parent;

        (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority other than the post-Closing filing by Parent on Form S-8 with the Securities and Exchange Commission (the "Commission");

        (c) conflict with, result in the breach of or constitute a default (or give rise to any right of termination, cancellation or acceleration or guaranteed payments) under any of the terms, conditions or provisions of any material note, lease, mortgage, license, agreement or other instrument or obligation to which Buyer or Parent is a party or by which Buyer or Parent or any of their assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing; or

         (d) conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Buyer or Parent.

        4.4 Broker's Commission or Finder's Fees. Except for Crown Capital, no person or entity has acted for Buyer and/or Parent in connection with the transactions provided for in this Agreement in a way which would entitle such person to, and no person or entity is entitled to, any broker's commissions or finder's fees (or other similar fees or commissions) in connection with this Agreement or the transactions contemplated hereby. Buyer and Parent shall be solely responsible for payment of all such commissions and fees.

                                    ARTICLE V

                           COVENANTS OF SELLER AND PMI

        During the period from the date of this Agreement until the Closing Date or the earlier termination of this Agreement, Seller and PMI each agree (except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) as follows:

        5.1 Access to Information.

        (a) Seller shall (i) give Buyer and its authorized representatives reasonable access upon reasonable notice during normal business hours in such a manner as not unduly to disrupt normal business activities to the Transferred Assets and to all plants, offices, warehouses and other facilities of the Business and to all contracts, internal reports, data processing files and records, federal, state, local and foreign tax returns and records, commitments, books, records and affairs of Seller related to the Business, whether located on the premises of the Business, the office facilities of Seller or at another location, (ii) permit Buyer to make such inspections and inquiries as it may require, and (iii) cause its officers to furnish Buyer such financial, operating, technical and product data and other information with respect to the Business and Transferred Assets as Buyer from time to time may reasonably request, including without limitation financial statements and schedules; provided, however, that no investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty made by Seller or PMI herein and, provided further, that neither Buyer nor any of its representatives may contact in any manner any customer, supplier or employee (other than officers) of Seller or the Business on or before the Closing, other than Products Unlimited and that certain customer survey conducted by representatives of Buyer with the assistance of officers of the Business.

        (b) Seller shall give prompt notice to Buyer of any material breach of any of its covenants hereunder or the occurrence of any event that is reasonably likely to cause any of its representations and warranties hereunder to become incomplete or untrue in any material respect.

        5.2 Ordinary Course. Seller shall (a) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and use all reasonable efforts consistent with past practice and policies to preserve its present business organizations, keep available the services of its present officers and key employees (other than employees terminated for cause) and preserve its relationships with customers, suppliers, lessors, lessees and others having business dealings with it, (b) maintain its books and records in accordance with existing practices, (c) not pay distributions of any type other than cash distributions to its partners for taxes, (d) except in the ordinary course, not hire additional employees nor become obligated for additional rental payments, (e) except in the ordinary course (excluding management employees), not modify the compensation or benefits paid to any employee, and (f) except in the ordinary course, not undertake material expenditures, including, without limitation, the purchase or lease of equipment; provided that, expenditures less than $50,000 individually and $75,000 in the aggregate shall not be deemed material.

        5.3 Exclusive Negotiations.

        (a) Neither Seller nor PMI shall, directly or indirectly through any employee, agent or representative (including without limitation investment bankers, attorneys, accountants and consultants), or otherwise:

               (i) solicit, initiate, discuss or further the submission of proposals or offers from, or enter into any agreement with, any firm, corporation, partnership, association, group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or other person or entity, individually or collectively (including without limitation any managers, employees or independent contractors of Seller or any of its affiliates), other than Buyer (a "Third Party"), relating to any acquisition or purchase of all or a material portion of the Transferred Assets of, or any equity interest in, Seller (or the Business) or any merger, consolidation or business combination with Seller;

               (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any confidential information with respect thereto; or

               (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek to do any of the foregoing.


        (b) Seller and/or PMI shall promptly notify Buyer in writing if any such proposal or offer, or any inquiry or contact with any Third Party with respect thereto, is made.

        (c) Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted prior to the date of this Agreement with respect to any of the foregoing.

        (d) The terms set forth in this Section 5.3 shall remain in effect from the date of this Agreement until such time, if ever, as terminated in writing by Seller by delivery to Buyer of a termination notice referencing this Section.

        5.4 No Dispositions. Except for the sale of inventory in the ordinary course of business and other than as may be required by existing contracts, Seller shall not sell, lease or otherwise dispose of any Transferred Assets and shall promptly notify Buyer in writing of any dispositions of material non-inventory items.

        5.5 Indebtedness. Seller shall not incur, become subject to, or agree to incur or become subject to any obligation or liability (absolute or contingent), except (a) current liabilities incurred, and obligations under existing contracts, in the ordinary course of business consistent with prior practice, and (b) revolving loan advances in the ordinary course of business consistent with past practice.

        5.6 Benefit Plans. Seller shall not:

        (a) pay, agree to pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any employee except in the ordinary course of business and consistent with past practice or as permitted by this Agreement;

        (b) commit itself to adopt or pay, grant, issue or accrue salary or benefits pursuant to any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any employee, agent or consultant, whether past or present; or

        (c) amend in any material respect any such existing plan, agreement or arrangement.

        5.7 Maintenance of Non-Cash Working Capital. Consistent in all respects with past practices, Seller shall (a) timely pay when due all accounts payable and other expenses, and (b) collect all accounts receivable and convert or use all other non-cash assets in the ordinary course.

        5.8 Cash Management. Seller and PMI agree that all cash, whether in currency, check or wire form, and all other property received by Seller or PMI on or after the Closing Date and related in any manner to the Business or the Transferred Assets shall be for the account of Buyer, and Seller and/or PMI shall promptly deliver all such cash to Buyer with a written accounting thereof. If requested, Seller and PMI shall provide reasonable assistance to Buyer in identifying and notifying certain customers of changes in bank accounts for the Business.

        5.9 Change of Names. Both Seller and PMI shall take all necessary actions and make all necessary filings to modify their respective names to exclude any and all references to "Plastron" effective as of the Closing Date. In addition, both Seller and PMI shall cease use of any items referencing "Plastron" in any manner as of the Closing, including without limitation, stationary and brochures.

        5.10 Tax and Real Estate Matters. All Tax Returns which relate to any Taxes with respect to the Business or the Transferred Assets for periods prior to the Closing Date shall be prepared and filed by Seller on a timely basis, and Seller shall be responsible for the payment of all Taxes related to the Business or the Transferred Assets attributable to periods prior to the Closing. Except as set forth in Section 6.4, Buyer shall pay all sales, use and transfer taxes, if any, payable to the State of Illinois, any subdivision thereof or to any other governmental entity in connection with the transactions contemplated by this Agreement and the Closing; including any real estate stamp tax or other real estate tax imposed on the transfer of title. If requested by Buyer, Seller shall furnish a completed real estate transfer declaration signed by Seller in the form required by the Real Estate Transfer Tax Act of the State of Illinois and shall furnish any other required documents. Seller shall pay any costs and expenses incurred in connection with Seller obtaining title policies, conducting searches and surveys (if required for issuance of title policies) and all related issues on each item of real estate in the Transferred Assets other than environmental assessments.

        5.11 Insurance. Seller and/or PMI shall take all necessary actions to maintain in force all of its existing insurance policies (or replacements therefor), subject only to variations in amounts required by the ordinary operation of the Business.

                                   ARTICLE VI

                                MUTUAL COVENANTS

        6.1 Confidentiality. Between the date hereof and the Closing Date, the parties hereto agree that no party shall, without the prior written consent of the others as to substance, existence and timing, disclose publicly or to any third party (except Seller's limited partners on a no-names basis and such party's professional advisors) the existence of this Agreement or the terms and conditions hereof, or any prior correspondence or any subsequent negotiations between the parties, including any confidential information obtained thereby, except to the extent required by law. The parties will cooperate with each other to coordinate any and all public statements and releases with respect to the transactions contemplated hereby. From the date hereof until the Closing, neither Seller nor PMI nor any of their representatives shall purchase, directly or indirectly, in the public marketplace or otherwise, any of Summa's securities. Following the Closing, Seller and PMI shall keep confidential and shall not disclose to any third party all information not then in the public domain relating in any manner to the Business. Buyer and Parent further agree that, until the Closing or in the event of termination pursuant to Section 8.1 for a period of five years thereafter, any confidential information concerning the Business will be used solely for the purpose of evaluating a possible transaction between the parties hereto, and such confidential information will not be used in the operation of Buyer's, Parent's or any of their affiliates businesses or in any other respect.

        6.2 Satisfaction of Conditions. Each party will use all reasonable efforts to cause all conditions to its obligations under this Agreement to be timely satisfied and to perform and fulfill all covenants and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions and in securing requisite approvals.

        6.3 Further Assurances. Each party shall execute and deliver, both before and after the Closing, such further certificates, agreements and other documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby, including without limitation the transfer of all Transferred Assets to Buyer, or to evidence such events or matters.

        6.4 Bulk Sales Compliance. Subject to the indemnities set forth in this Agreement, the parties agree to waive compliance with all applicable bulk transfer laws. Seller and PMI shall indemnify, defend and hold harmless Buyer from and against any and all Losses (as defined in Section 9.1(c)) arising or resulting from, or connected with, this waiver or the failure or alleged failure of any party hereto to comply, in connection with the transactions contemplated hereby, with the bulk transfer laws and requirements of any jurisdiction. Nothing in this Section 6.4 shall operate or be construed to estop or prevent any party hereto from asserting as a bar or defense to any action or proceeding brought under any bulk sales law that such law does not apply to the transfer contemplated under this Agreement. If required, Seller shall deliver to Buyer any bulk sale stop orders, shall escrow any funds required thereby, and shall pay such escrowed amounts to the appropriate governmental entity.

        6.5 Certain Defaults. Seller and PMI, on the one hand, and Buyer and Parent, will give prompt notice to each other of:

        (a) any notice of default received by such party subsequent to the date of this Agreement and prior to the Closing Date under any material instrument or material agreement to which any such party is a party or by which it is bound, which default in the case of Seller or PMI, would, if not remedied, result in a Material Adverse Change or which, in the case of any such party, would render incomplete or untrue any representation made herein; and

        (b) any suit, action or proceeding instituted or, to the knowledge of Seller, PMI, Buyer or Parent, threatened against or affecting any such party subsequent to the date of this Agreement and prior to the Closing Date which would render incorrect any representation made herein.

        6.6 Brokers or Finders. Neither Seller, PMI, Buyer or Parent shall enter into any agreement or arrangement not existing as of the date hereof with any agent, broker, investment banker or other firm or person pursuant to which such person shall be entitled to any broker or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

        6.7 No Equitable Conversion. Prior to the Closing Date, neither the execution of this Agreement nor the performance of any provision contained herein shall cause either Seller and PMI, on the one hand, or Buyer and Parent, on the other hand, to be or become liable for or in respect of the operations or business of the other, for the cost of any labor or materials furnished to or purchased by the other, for compliance with any laws, requirements or regulations of, or taxes, assessments or other charges now or hereafter due to, any governmental authority, or for any other charges or expenses whatsoever pertaining to the conduct of the business or the ownership, title, possession, use or occupancy of the property of the other.

        6.8 Product Liability Insurance. For a period of seven (7) years following the Closing, or such shorter period as Buyer or any affiliate of Buyer or Parent shall own the Transferred Assets, Buyer shall purchase and maintain products liability insurance from such carriers and with such limits of liability and other terms as are reasonably comparable to the insurance coverages heretofore maintained by Seller. At Seller's sole cost and expense, if any, Seller shall be named as an additional insured on the foregoing insurance coverages.

        6.9 Certain Employee Issues.

        (a) On the Closing Date, Buyer shall offer at will employment to all employees of Seller as of the Closing (the "Affected Employees") on such terms and conditions as Buyer shall determine; provided that, in the aggregate, such terms and conditions shall be comparable to those now in effect with respect to the employment of such employees by Seller. All employees of Seller shall receive credit for all service with Seller, to the same extent as credited by Seller as of the Closing, under employee benefit plans, programs and policies and fringe benefits of Buyer under which they become participants, other than any option or equity appreciation plan, for the purpose of eligibility and vesting, but not benefit accrual; provided that, Buyer shall have no obligation to continue any such plans, programs, policies or benefits following the Closing Date.

        (b) Buyer shall waive all limitations as to preexisting conditions , exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefits plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods already in effect.

         (c) Nothing in this Section shall be deemed to require the employment of any Affected Employee or the continuation of any benefits for any particular time after the Closing Date.


                                   ARTICLE VII

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

        7.1 Conditions to the Obligations of Buyer and Seller. The respective obligations of Buyer, Parent, Seller and PMI set forth in this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by each such party in writing:

        (a) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any federal, state or foreign court or other governmental or regulatory authority and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking substantial damages against Buyer or Seller if the transactions contemplated by this Agreement are consummated, shall be pending which, in the reasonable good faith judgment of the party against whom such damages or injunction is sought, have a reasonable probability of resulting in such order, injunction or substantial damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

        (b) Statutes. No federal, state, local or foreign statute, rule or regulation shall have been enacted which would make the consummation of the transactions contemplated by this Agreement illegal.

        7.2 Further Conditions to the Obligations of Buyer and Parent. The obligations of Buyer and Parent set forth in this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by Buyer in writing:

        (a) Representations and Warranties. The representations and warranties of Seller and PMI set forth in Article III shall be true and correct as of the date of this Agreement and, except as set forth on schedules to the Seller Officers' Certificate (as defined below), as of the Closing Date as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement, and Buyer shall have received a certificate dated the Closing Date signed by an authorized officer of Seller and PMI to such effect ("Seller Officers' Certificate"). If the schedules to the Seller Officers' Certificate reflect a Material Adverse Change from the schedules attached hereto, Buyer and Parent shall have no obligation to consummate the transactions contemplated by this Agreement.

        (b) Performance of Obligations of Other Parties. Seller and PMI shall have satisfied all of the conditions set forth in this Section 7.2 and performed all obligations required to be performed by them under this Agreement prior to the Closing Date and Buyer shall have received a certificate signed by an authorized officer of Seller and PMI to such effect.


        (c) Opinion of Counsel to Seller. Buyer shall have received an opinion dated as of the Closing Date of counsel to Seller containing the opinions set forth in Exhibit D attached hereto.

        (d) No Litigation. Since the date hereof, there shall not have been instituted and be continuing or threatened against Seller or PMI, any claims, actions or proceedings relating in any manner to the Business or the Transferred Assets which, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

        (e) No Adverse Change. No Material Adverse Change shall have occurred since the date of this Agreement.

        (f) Third-Party Approvals. Any and all material consents required from third parties relating to licenses, leases and other agreements and instruments that are part of the Transferred Assets shall have been obtained.

        (g) Noncompetition and Nonsolicitation Agreement. Each officer of Seller shall have entered into a noncompetition and nonsolicitation agreement with Buyer substantially in the form attached hereto as Exhibit E-1, and Messrs. Larry Gies and Scott Murray shall have entered into similar agreements in the form attached hereto as Exhibit E-2.

         (h) Debt; Guarantees. There shall be no agreements or instruments evidencing loans to or interest bearing indebtedness incurred by Seller or PMI or related in any manner to the Business or Transferred Assets, and Seller and PMI, on or prior to the Closing, shall have paid in full all interest bearing indebtedness and loans of any type, including current portions thereof. All guarantees by Seller or PMI of any type of obligation shall have been terminated.

        (i) Termination of Encumbrances. All liens and encumbrances on the Transferred Assets shall have been terminated, and Seller shall have received and delivered to Buyer duly executed UCC termination statements with respect to any and all UCC financing statements covering such assets and property.

        (j) Approval by Summa Board. The Board of Directors of Summa shall have approved consummation of the transactions contemplated hereby in their sole and absolute discretion by February 24, 1999.

        (k) Receipt of Transfer Documents. Buyer shall have received the executed General Instrument of Conveyance, Transfer and Assignment in the form attached hereto as Exhibit A and all other documents required by Buyer to transfer title of the Transferred Assets to Buyer.

        7.3 Further Conditions to the Obligations of Seller and PMI. The obligations of Seller and PMI set forth in this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by Seller in writing:

        (a) Representations and Warranties. The representations and warranties of Buyer and Parent set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and, except as set forth on schedules to the Buyer Officers' Certificate (as defined below), as of the Closing Date as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement, and Seller shall have received a certificate dated the Closing Date signed by an authorized officer of Buyer to such effect ("Buyer Officers' Certificate"). If the schedules to the Buyer Officers' Certificate reflect an adverse change or changes from the representations made and schedules delivered as of the execution of this Agreement, Seller and PMI shall have no obligation to consummate the transactions contemplated by this Agreement.

        (b) Performance of Obligations of Other Parties. Buyer and Parent shall have satisfied all of the conditions set forth in this Section 7.3 and performed in all material respects all obligations required to be performed by them under this Agreement prior to or on the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Buyer and Parent to such effect.

         (c) Receipt of Assumption Agreement. Seller shall have received the executed Assumption Agreement in the form attached hereto as Exhibit C.

        (d) Receipt of Consideration. Seller shall have received the portion of the Purchase Price as set forth in Section 2.3(a), and the Escrow Agent shall have received the portion of the Purchase Price set forth in Section 2.3(b).

        (e) Opinion of Counsel to Buyer and Parent. Seller shall have received an opinion dated as of the Closing Date of counsel to Buyer and Parent containing the opinions set forth in Exhibit F attached hereto.

        (f) Warrant. Parent shall have executed and delivered to Seller the Warrant.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

        8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

        (a) By Mutual Consent. By the mutual written consent of Buyer and Seller;

        (b) By Buyer or Seller. By either Buyer or Seller:

               (i) if the transactions contemplated by this Agreement shall not have been consummated on or before March 15, 1999; provided that the failure of the transactions to be consummated by such date is not caused by any breach of this Agreement by the party seeking such termination;

               (ii) if a court of competent jurisdiction or other governmental or regulatory authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

               (iii) if any statute, rule or regulation is enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement by any competent governmental or regulatory authority which makes the consummation of the transactions illegal.


        (c) By Buyer. By Buyer, if a material default under or a material breach of this Agreement by Seller and/or PMI shall have occurred and be continuing ten
(10) days after receipt of written notice thereof from Buyer.

        (d) By Seller. By Seller, if a material default under or a material breach of this Agreement by Buyer shall have occurred and be continuing ten (10) days after receipt of written notice thereof from Seller.

        Any action taken to terminate this Agreement pursuant to this Section
8.1 shall become effective when written notice of such termination is delivered by the terminating party to the other party in accordance with the provisions of
Section 10.1 below.


        8.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller in accordance with Section 8.1 above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the terminating party or its respective partners, officers, directors or employees, except that (a) Section 6.1 relating to the obligations to keep confidential certain information and data, (b) Section 10.3 relating to certain expenses, (c) Section 10.8 relating to attorneys' fees and expenses, (d) Sections 3.26 and 4.4 relating to finder's fees and broker's fees, (e) Section
10.9 relating to jurisdiction and forum selection, and (f) this Article VIII shall survive any termination and that nothing set forth herein shall relieve a party hereto from liability for its willful breach of this Agreement. Without limitation, if all of the conditions to a party's obligations set forth in
Article VII have been satisfied or waived by March 15, 1999, the failure of such party to perform its obligations on or before such date shall be deemed to be a willful breach of this Agreement by such party.

        8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4 Extension; Waiver. At any time prior to or on the Closing Date, to the extent legally allowed, any party hereto (a) may extend the time for the performance of any of the obligations owed to such party by the other parties hereto, (b) may waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (c) may waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party and shall be effective only to the extent set forth in such instrument. No extension or waiver of any single condition, covenant, agreement, representation, warranty, breach, default or other matter hereunder shall be deemed an extension or waiver of such or any other condition, covenant, agreement, representation, warranty, breach, default or other matter theretofore or thereafter occurring. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.

                                   ARTICLE IX

                                 INDEMNIFICATION

        9.1 Indemnification.

        (a) Indemnification by Seller and PMI. Subject to any limitations set forth in Sections 9.6 through 9.8, Seller and PMI shall jointly and severally indemnify and hold harmless Buyer, its affiliates (including without limitation parent and sister corporations), and their respective directors, officers, employees, agents and assigns from and against any and all "Losses" (as defined below) incurred by, imposed on, borne by or asserted against any of such indemnified parties in any way relating to, arising out of or resulting from:

               (i) The breach of any of the representations or warranties made by Seller and/or PMI in this Agreement or in any agreement delivered in connection herewith or pursuant hereto (each, a "Related Agreement");

               (ii) The breach or the failure of performance by Seller and/or PMI of any of the covenants, promises or agreements that either is to perform under this Agreement or any Related Agreement; and

               (iii) The failure by Seller to discharge or perform the Retained Obligations.

         (b) Indemnification by Buyer and Parent. Subject to any limitations set forth in Sections 9.6 through 9.8, Buyer and Parent shall indemnify and hold harmless Seller and PMI and their respective affiliates (including without limitation general and limited partners), and their respective directors, officers, employees, agents and assigns from and against any and all "Losses" (as defined below) incurred by, imposed on, borne by or asserted against any of such indemnified parties in any way relating to, arising out of or resulting from:

               (i) The breach of any of the representations or warranties made by Buyer and/or Parent in this Agreement or in any Related Agreement;

               (ii) The breach or the failure of performance by Buyer and/or Parent of any of the covenants, promises or agreements that either is to perform under this Agreement or any Related Agreement;

               (iii) The failure by Buyer or Parent to discharge or perform the Assumed Obligations; and

               (iv) Buyer's operation of the Business and Transferred Assets after the Closing Date.

        (c) Definition of Losses. For purposes of this Agreement, "Losses" shall mean any and all liabilities, obligations, losses, damages, claims, deficiencies, penalties, taxes, levies, actions, judgments, settlements, suits, reasonable costs, reasonable legal fees, reasonable accountants' fees, reasonable experts' fees, reasonable disbursements and expenses.

        9.2 Third Party Claims, Notice and Opportunity to Settle.

        (a) Within thirty (30) days after the receipt by the party entitled to indemnity hereunder (the "Indemnified Party") of any claim or demand (including but not limited to, notice of any action, suit or proceeding) by any third party against an Indemnified Party which gives rise to a right to indemnification for a Loss hereunder (a "Third Party Claim"), the affected Indemnified Party shall give each party who may be obligated to provide indemnity hereunder (the "Indemnifying Party") written notice of such claim or demand; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except and only to the extent that such failure is materially prejudicial to the Indemnifying Party.

        (b) The Indemnifying Party shall (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) defend against such claim or demand at its expense and through counsel of its own choosing (the choice of such counsel to be subject to the consent of the affected Indemnified Parties, which consent shall not be unreasonably withheld) and shall give written notice confirming its assumption of the defense within ten (10) days of the receipt of the notice referred to in Section 9.2(a) above. If the Indemnifying Party fails to assume the defense of such claim or demand, the affected Indemnified Parties shall have the right to assume control of such defense at the expense of the Indemnifying Party. The Indemnified Parties shall cooperate fully in the defense of such claim or demand, at the Indemnifying Party's expense, and shall make available to the Indemnifying Party or its counsel all pertinent information under their control relating thereto. The Indemnifying Party agrees to cooperate with the Indemnified Parties in order to enable their counsel to participate in the defense and to deliver to the Indemnified Parties copies of all pleadings and other information within the Indemnifying Party's knowledge or possession (other than privileged information) reasonably requested by the Indemnified Parties that is relevant to the defense of any such claim or demand.

        (c) The Indemnifying Party shall have the right to elect to settle all such claims or demands, for monetary damages only (within the aggregate limits set forth in Section 9.6) and including an unconditional release, subject to the consent of the affected Indemnified Parties, which consent shall not be unreasonably withheld.

        (d) The Indemnified Parties shall have the right to assume control of the defense of any claim or demand from the Indemnifying Party at any time and to elect to settle such claim or demand; provided, however, that in such case the Indemnifying Party shall have no indemnification obligations with respect to such claim, demand or settlement except for the costs and expenses of such Indemnifying Party incurred prior to the assumption of the defense of the claim or demand by the Indemnified Parties.

        9.3 Claims Against Escrow Funds. In the event of any claim pursuant to
Section 9.1(a), the Indemnified Party shall first recoup all of its Losses to which it is entitled under this Agreement (including, but not limited to, any amount owed to Buyer and/or Parent arising from Article IX) from the Escrow Funds then existing prior to recouping Losses directly from Seller and/or PMI.

        9.4 Non-Third Party Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim, and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from the Indemnifying Party's receipt of the Indemnity Notice that the Indemnifying Party disputes such claim and the reasons therefor, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed admitted in full and a liability of the Indemnifying Party hereunder; and the Indemnified Party shall recoup all or any part of its Losses as provided in Section 9.3.

        9.5 Payments. Payments of all amounts owed by an Indemnifying Party pursuant to this Article IX relating to a Third Party Claim shall be made within fifteen (15) days after the latest of (i) the settlement of such Third Party Claim, (ii) the final adjudication of such Third Party Claim or (iii) the final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Subject to Section 9.3, payments of all amounts owed by an Indemnifying Party pursuant to Section 9.4 shall be made within fifteen (15) days after the later of (i) the expiration of the 30-day Indemnity Notice period or (ii) the agreement or final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. The Indemnified Party shall reimburse the Indemnifying Party for recoveries, if any, received by the Indemnified Party from insurance entities under any insurance policies applicable to the Loss, net of all costs and expenses incurred by the Indemnified Party. The Indemnified Party shall submit all claims for reimbursement under all applicable insurance policies, if any, and shall use reasonable efforts to prosecute such claim.

        9.6 Classification of Claims.

         (a) Tier I Claims. Claims for indemnity made under the following Sections of this Agreement and under Related Agreements relating to the following sections of this Agreement shall be "Tier I Claims": 3.10(c) (Buildings); 3.14 (Contracts); 3.12 (Accounts Receivable); 3.13 (Inventory);
3.23 (Warranties; Product Returns); and 3.25 (Bank Accounts).

        (b) Tier II Claims. Claims for indemnity made under any Section of this Agreement not referenced in this Section 9.6 or the following Sections of this Agreement and under Related Agreements relating to the following sections of this Agreement shall be "Tier II Claims": 3.5 (Consents and

Approvals; No Violation); 3.6 (Financial Statements); 3.7 (Absence of Certain Changes); 3.8 (Absence of Undisclosed Liabilities); 3.10(b) and (d)-(f) (Real Property); 3.11 (Intellectual Property); 3.15 (Employee and Labor Matters); 3.16 (ERISA Plans); 3.17 (Permits); 3.18 (Taxes); 3.19 (Litigation); 3.20 (Compliance with Applicable Laws); 3.21 (Environmental Matters); 3.22 (Relationships with Customers and Suppliers); and 3.24 (Insurance).

         (c) Tier III Claims. Claims for indemnity made under the following Sections of this Agreement shall be "Tier III Claims": 3.1 (Organization and Qualification - Seller); 3.2 (Organization and Qualification -PMI); 3.3 (Ownership); 3.4 (Authority Relative to this Agreement); 3.9 (Title to Assets); 3.10(a) (Real Property - Title); and 3.26 (Broker's Commission or Finder's
Fees).

        (d) Tier IV Claims. Claims for fraud, claims for breach of contract (solely for failure to consummate the transactions contemplated hereby within the time periods set forth herein and after all conditions to closing in Article VII above have been satisfied or waived), and claims made under Sections 6.1 (Confidentiality); 9.1(a)(iii); 9.1(b)(iii) and 9.1(b)(iv) brought against any party hereto shall be "Tier IV Claims."

        (e) Tier V Claims. Claims of any nature brought against Buyer or Parent under this Article IX, other than Tier IV Claims, shall be "Tier V Claims."

        9.7 Limitations on Indemnification. The aggregate liability of the Indemnifying Parties for Losses shall be as follows:

        (a) Tier I and II Claims. The Indemnified Party shall have no right to recover based upon a Tier I or Tier II Claims for indemnification unless and until the aggregate Losses attributable to Claims under the subject Tier exceed $25,000 (each, a "Floor"); and recovery of all amounts in excess of the Floors shall be subject only to a maximum aggregate recovery from the Indemnifying Parties for Tier I and II Claims of $2,000,000.

        (b) Tier III and IV Claims. The Indemnified Party shall have the right to recover based upon Tier III or Tier IV Claims for indemnification; provided that, recovery from the Indemnifying Parties for Tier I, II and III Claims collectively shall be limited to the Purchase Price. There shall be no limit on recovery for Tier IV Claims.

        (c) Tier V Claims. The Indemnified Party shall have no right to recover based upon Tier V Claims for indemnification unless and until the aggregate Losses on a cumulative basis attributable to all such Claims exceed the "Floor"; provided that, if such aggregate liability exceeds the Floor, the Indemnified Party shall be entitled to full recovery of all amounts subject only to a maximum recovery from the Indemnifying Parties for Tier V Claims of $500,000.

        9.8 Survival. Regardless of the investigations, if any, made by any party prior to the Closing, the representations and warranties and covenants contained herein are made as of the date hereof and as of the Closing Date and shall survive the Closing for the following periods: (a) six (6) months for Tier I Claims; (b) twelve (12) months for Tier II and Tier V Claims; and (c) indefinitely for Tier III and IV Claims; provided that, a representation or warranty related to any claim asserted pursuant to Article IX within the applicable time period set forth in this Section shall survive as to such claim until resolved.

        9.9 Adjustment to Purchase Price. Any indemnification received under this Article IX shall be, to the extent permitted by law, an adjustment to the Purchase Price.

        9.10 Sole and Exclusive Remedy. After the Closing, the rights set forth in this Article IX shall be each party's sole and exclusive remedy against the other parties hereto for any claim or dispute relating to the subject matter of this Agreement.


                                    ARTICLE X

                               GENERAL PROVISIONS

        10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (with written or facsimile confirmation of receipt), or on the first day following delivery by a reputable overnight commercial delivery service (delivery, postage or freight charges prepaid), or on the third day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to Buyer or Parent:                    With copy to:
        Plastron Industries, Inc.                 Summa Industries
        c/o Summa Industries                      One Park Plaza, Sixth Floor
        21250 Hawthorne Blvd., Suite 500          Irvine, CA 92614
        Torrance, CA 90503                        Fax: (949) 852-7316
        Fax: (310) 792-7024                       Attn:  Trygve M. Thoresen
        Attn:  James R. Swartwout
        If to Seller or PMI:                      With copy to:
        Plastron Industries, L.P.                 Katten Muchin & Zavis
        c/o Plastron Management, Inc.             525 West Monroe Street
        150 N. Wacker Dr., Suite 2360             Chicago, IL 60661
        Chicago, IL 60606                         Fax: (312) 902-1061
        Fax: (312) 236-4367                       Attn: David Shevitz, Esq.
        Attn: Larry Gies and Scott Murray               and Brian Richards, Esq.

        10.2 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.3 Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

        10.4 Integration. This Agreement and the Exhibits, Schedules, documents, instruments and other agreements among the parties hereto that are referred to herein constitute the entire agreement among the parties with respect to the subject matter set forth herein or therein and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof or thereof, including, without limitation, any term sheets or letters of intent.

        10.5 Assignment. No party hereto shall assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other parties; provided, however, that Buyer may assign any of its rights and obligations hereunder to any entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with Buyer. No such assignment by Buyer will relieve Buyer of any of its obligations or duties under this Agreement.

        10.6 Severability. Any portion or provision of the Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision of the Agreement invalid, illegal or unenforceable in any other jurisdiction.

        10.7 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware, without regard to its rules of conflicts of law.

        10.8 Attorneys' Fees. If any party to this Agreement shall bring any action, suit, counterclaim or appeal for any relief against any other party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), the prevailing party shall be entitled to recover as part of any such Action its reasonable attorneys' fees and costs, including any fees and costs incurred in bringing and prosecuting such Action and/or enforcing any order, judgment, ruling or award granted as part of such Action. "Prevailing party" within the meaning of this section includes, without limitation, a party who agrees to dismiss an Action upon the other party's payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

        10.9 Consent to Jurisdiction: Forum Selection. The parties agree that all actions or proceedings arising in connection with this Agreement (other than the arbitration contemplated under Section 2.4(b)) shall be tried and litigated exclusively in the Federal courts located in the County of Los Angeles, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than those specified in this section. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this section, and stipulates that the Federal courts located in the County of Los Angeles, State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section 10.1 of this Agreement for the giving of notice. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

        10.10 No Third-Party Beneficiaries. Except as provided in Article IX as to Indemnified Parties, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

        10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:                                     SELLER:

PLASTRON INDUSTRIES, INC.,                 PLASTRON INDUSTRIES, L.P.,
a Delaware corporation                     a Delaware limited partnership

                                           By:  PLASTRON MANAGEMENT, INC.,
By:  /s/ James R. Swartwout                     an Illinois corporation, its
    ------------------------------              General Partner
    James R. Swartwout, President

                                           By:  /s/  Larry Gies
                                                --------------------------------
                                                Larry Gies, President

PARENT:
                                           PMI:
SUMMA INDUSTRIES,
a Delaware corporation
                                           PLASTRON MANAGEMENT, INC.,
                                           an Illinois corporation
By: /s/ James R. Swartwout
    ------------------------------
    James R. Swartwout, President
                                           By:  /s/  Larry Gies
                                                --------------------------------
                                                Larry Gies, President

                                    SCHEDULES

1.1     Transferred Assets

1.1(g)  Assumed Contracts

1.4     Assumed Obligations

2.2     Allocation of Purchase Price

3.5     Consents and Approvals; No Violation

3.6     Financial Statements

3.7     Absence of Certain Changes

3.8     Absence of Undisclosed Liabilities

3.9     Leased and Licensed Transferred Assets

3.10    Real Property

3.11    Intellectual Property

3.12    Accounts Receivable

3.14    Contracts

3.15    Employment and Labor Matters

3.16    ERISA Plans

3.18    Taxes

3.19    Litigation

3.20    Compliance With Applicable Laws

3.21    Environmental Matters

3.22    Customers and Suppliers

3.23    Warranties; Product Returns

3.24    Insurance

3.25    Bank Accounts


                                    EXHIBITS


A.      Form of Escrow Agreement

B.      General Instrument of Conveyance, Transfer and Assignment

C.      Assumption Agreement

D.      Form of Opinion of Counsel to Seller

E-1.    Form of Noncompetition and Nonsolicitation Agreement, Management

E-2.    Form of Noncompetition and Nonsolicitation Agreement, Messrs. Gies and
        Murray

F.      Form of Opinion of Counsel to Buyer